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Exhibit 3.3


                     RESOLUTIONS AMENDING CHENIERE BY-LAWS

               ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 7, 1998

     Resolved that the Company change its fiscal year-end from August 31 to December 31 beginning with December 31, 1997, and reporting the transition period from September 1, 1997 to December 31, 1997 on Form 10-K;

     Resolved Further that, effective December 31, 1997, Article VII, Section
7.01 of the Company's By-Laws be hereby amended to read, "Fiscal Year. The fiscal year of the Corporation shall end on the thirty-first day of December of each year unless changed by resolution of the Board."